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                                                                Exhibit 4.30



                                 LOAN AGREEMENT

        This Loan Agreement is entered into as of May 26, 1994 among TESORO ALASKA PETROLEUM COMPANY, A DELAWARE CORPORATION (the "Borrower"), TESORO PETROLEUM CORPORATION, A DELAWARE CORPORATION, (the "Guarantor"), and NATIONAL BANK OF ALASKA, A NATIONAL BANKING ASSOCIATION (the "Bank").


SECTION 1.  DEFINITIONS

        1.1  The following terms have the meanings set forth below.

        "ADVANCE" -- a borrowing from the proceeds of the Loan pursuant to the terms of the Construction Loan Agreement requested by the Borrower.

        "BUSINESS DAY" -- a day other than a Saturday, Sunday or public holiday or the equivalent, for banks generally under the laws of the State of Alaska.

        "COLLATERAL" -- the Real Property and the personal property specified in Section 2.4.1.

        "CONSTRUCTION LOAN AGREEMENT" -- the contract entered into between Borrower and Bank dated this date providing for Advances and construction of the Vacuum Unit.

        "CURRENT ASSETS" -- all assets of Guarantor and its Subsidiaries which are generally realizable within one year and which would, in accordance with generally accepted accounting principles, be classified as current assets of an entity conducting a business the same as or similar to that of Guarantor and its Subsidiaries.

        "CURRENT LIABILITIES" -- all liabilities of Guarantor and its Subsidiaries which would, in accordance with generally accepted accounting principles, be classified as current liabilities of an entity conducting a business the same as or similar to that of Guarantor and its Subsidiaries.

        "DEBT SERVICE" -- scheduled payments of principal and interest on any Indebtedness with a term greater than one year

        "DEFAULT RATE" -- a fluctuating rate of interest per annum equal at all times to two percent (2%) per annum above the applicable interest rate(s) on the Note. The Default Rate will change contemporaneously with each change in the interest rate(s) on the Note.

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        "EBITDA" OR "EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION" -- the amount equal to net income of Borrower less any non-cash income included in net income, plus, to the extent deducted from net income, interest expense, depreciation, depletion and impairment, amortization of leasehold and intangibles, other non-cash expenses, and taxes, provided, that, gains or losses on the disposition of assets shall not be included.

        "EVENT OF DEFAULT" -- is defined in Section 7.1.

        "GUARANTY" -- the duly executed unconditional Guaranty Agreement of the Guarantor in substantially the form of Exhibit A.

        "INCIPIENT EVENT OF DEFAULT" -- any event which would constitute an Event of Default with the passage of time or the giving of notice, or both.

        "INDEBTEDNESS" -- the total of all items of indebtedness, obligation or liability, which, in accordance with generally accepted accounting principles, would be included in determining total liabilities as shown on the liability side of Borrower's balance sheet on the date as of which indebtedness is to be determined.

        "LOAN DOCUMENTS" -- this Agreement, the Note, the Construction Loan Agreement, the Guaranty, the Security Documents and all other documents executed in connection therewith.

        "LOAN" -- any Advances made under the Note pursuant to the Loan
Documents.

        "NOTE" -- the Note for the Loan in the maximum principal amount of $15,000,000 payable to the Bank in the form attached as Exhibit B.

        "PERSON" -- an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture or any other entity, or a government or a political subdivision thereof or any agency of such government or subdivision.

        "PRIME RATE" -- the rate of interest per annum announced publicly or published by the Bank, from time to time at its principal office in Anchorage, Alaska, as its Prime Rate, changing from time to time on the date of each public announcement of a change in such Prime Rate. The Prime Rate is not necessarily the lowest rate charged by the Bank to any classification of its customers.

        "REAL PROPERTY" -- the real property legally described in Exhibit C hereto on which the Refinery is located and the Vacuum Unit is to be constructed, including all fixtures and improvements located thereon.

        "REFINERY" -- the petroleum refinery owned by Borrower located in Kenai, Alaska.

        "SECURITY DOCUMENTS" -- the security agreement and deed of trust which are executed by Borrower in favor of the Bank as security for the Loan, the forms of which are attached hereto as Exhibits D and E, respectively.

        "SUBSIDIARY" -- any corporation more than 50% of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Guarantor or by one or more Subsidiaries or by the Guarantor and one or more Subsidiaries, or any similar business organization which is so owned or controlled.

        "TCB CREDIT AGREEMENT" -- the Credit Agreement among Guarantor, Texas Commerce Bank National Association and Banque Paribas dated April 20, 1994.

        "TANGIBLE NET WORTH" -- the total assets of Guarantor and its Subsidiaries (less goodwill, intangibles, non compete agreements, and value assigned to trademarks), less all liabilities according to generally accepted accounting principles on a consolidated basis.

        "UNSECURED 90 DAY COMMERCIAL PAPER RATE" -- the rate of interest on high grade unsecured notes sold through dealers by major corporations maturing in 90 days as published in the Wall Street Journal.

        "VACUUM UNIT" -- the vacuum fractionation tower operating at near absolute vacuum and related hydraulic, heat exchange and process control systems to be constructed at the Refinery.

        1.2 ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of Guarantor's consolidated financial statements referred to in Section 3.5.

SECTION 2.  LOAN AMOUNTS AND TERMS

        2.1 LOAN. Subject to terms of this Agreement, the Bank agrees to lend to Borrower, upon requisition of any Advance by

                                    PAGE 3

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Borrower according to the terms and conditions of this Agreement and the
Construction Loan Agreement, a principal amount of the aggregate amount of all Advances requested up to and including March 31, 1995 not to exceed Fifteen Million Dollars ($15,000,000.00) which amount shall be evidenced by the Note bearing interest from the date of first Advance on the principal balance at the rates set forth in Section 2.2 below. Interest payments to the Bank shall commence on July 1, 1994 and shall be payable on the first day of each calendar quarter thereafter. All principal of and interest on the Loan shall be paid in full on or before January 1, 2002.

        2.2 INTEREST RATES. The Note shall bear interest at the following described rates, in accordance with the terms hereof.

                2.2.1 PRIME RATE. The Note will bear interest from date on one-third of the outstanding principal balance at a rate equal to the Prime Rate plus one quarter (0.25%) percent fully floating on a daily basis.

                2.2.2 UNSECURED 90 DAY COMMERCIAL PAPER RATE. The Note will bear interest from date on two-thirds of the outstanding principal balance at a rate equal to the Unsecured 90-day Commercial Paper Rate plus two and six-tenths (2.6%) per cent adjusted quarterly on the first day of each calendar quarter.

        2.3 REPAYMENT OF PRINCIPAL. Principal shall be paid on the Note on the first day of each calendar quarter beginning on April 1, 1995 in an amount of one twenty-eighth (1/28) of the aggregate amount of all Advances outstanding on March 31, 1995.

        2.4 COLLATERAL. As additional inducement to the Bank to make the Loan and as security for repayment of the Loan, Borrower agrees to deliver to the Bank first lien security interests securing the Loan in:

                2.4.1 All Refinery parts, machinery, fixtures and equipment, either now owned or hereafter acquired, wherever located, substitutions, additions and replacements thereof and the proceeds thereof;

                2.4.2  The Real Property and all proceeds thereof.

        Borrower shall execute and deliver the Security Documents for the Collateral and will comply with all terms, conditions and provisions set forth in such instruments. The lien of the Bank shall be prior to all other interests in the Collateral, except the security interest of the Alaska Industrial Development and Export Authority in certain pollution control equipment.

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        2.5  GUARANTY.  As security for repayment of the Loan, the Guarantor, agrees to unconditionally guaranty the Loan.

        2.6 FEES. The Borrower has paid the Bank a fee of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00). The Borrower shall in addition pay a fee of one (1%) percent of each Advance at the time of each Advance.

        2.7  PAYMENTS AND COMPUTATIONS.

                2.7.1 METHOD OF PAYMENT. The Borrower shall make each payment required hereunder or under the Note when due, not later than 10:30 a.m. (Anchorage, Alaska time), in lawful money of the United States of America, payable to the Bank, at the address set forth herein.

                2.7.2 COMPUTATIONS. Interest shall be computed on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

                2.7.3 PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under the Note shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

                2.7.4 CHARGE TO ACCOUNT. The Borrower hereby authorizes the Bank, at its discretion, if and to the extent payment owed to the Bank is not made within three (3) days when due hereunder or under the Note to charge from time to time against the Borrower's account with the Bank any amount due.

        2.8 OPTIONAL PREPAYMENT. The Borrower may prepay the Loan or any portion thereof without penalty upon notice to the Borrower of the Bank's intent to accelerate the Note at any time or on and after April 1, 1998. Borrower may prepay the Loan or any portion thereof plus a premium of 3% of the principal prepaid before April 1, 1996, 2% of the principal prepaid in the year beginning April 1, 1996 and 1% of the principal prepaid in the year beginning April 1, 1997.


SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE BORROWER AND
            THE GUARANTOR.

        The Borrower and the Guarantor represent and warrant as follows:

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        3.1  CORPORATE EXISTENCE.  Each party is a corporation, duly incorporated or organized and existing under the laws of the state of its incorporation and is duly qualified to do business wherever necessary to carry on its present operations and has full power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform this Agreement and other Loan Documents to which it is a party.

        3.2 POWERS AND APPROVALS. The execution, delivery and performance by each party of each Loan Document, as applicable, are within its powers, have been duly authorized by all necessary action, have received all necessary governmental approvals and do not contravene any law, any provision of the articles of incorporation, or bylaws of such party or any contractual restriction binding on such party.

        3.3 VALID AND BINDING OBLIGATIONS. Each Loan Document applicable to each party, when duly executed and delivered, will constitute a valid and binding obligation of such party, enforceable against such party in accordance with its respective terms, subject as to enforcement to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditors' rights, and (ii) general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

        3.4 LEGAL PROCEEDINGS. There are no pending or threatened actions or proceedings before any court or administrative agency which challenge or would in any way adversely affect (other than financial effect) the transactions contemplated by this Agreement or which would adversely affect the validity or enforceability of any Loan Document, or which may materially adversely affect the financial condition or operations of such party other than as set forth in Exhibit F hereto. Such party is not in default or in violation with respect to any order, writ, injunction, or decree of any court, or federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, except as otherwise specifically set forth in Exhibit F. Neither Borrower nor the Guarantor are aware of any matters which now or with the passage of time could give rise to any suit, action, proceeding, or investigation at law or in equity or otherwise, in, before, or by any court or governmental board, commission, agency, department, or office against or involving Borrower or the Guarantor which would in any way adversely affect the transactions contemplated by this Agreement or which would adversely affect the validity or enforceability of any Loan Document, or which may materially adversely affect the financial condition or operations of Guarantor and its Subsidiaries on a consolidated basis.


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        3.5  FINANCIAL CONDITION.  Guarantor represents and warrants that the audited consolidated financial statements of Guarantor and its Subsidiaries dated December 31, 1993 and the unaudited consolidated financial statements prepared in accordance with G.A.A.P. dated March 31, 1994 (copies of which have been furnished to the Bank), present fairly and accurately in all material respects Guarantor's consolidated financial condition as of such dates. Except as disclosed in writing to the Bank, and since the date of such financial statements, there have been no material adverse changes in Guarantor's consolidated financial condition or operations.


        3.6 EMPLOYEES AND BENEFITS. Borrower represents and warrants that Borrower is not a party to any collective bargaining agreement or union contract that has not been disclosed in writing to the Bank. Borrower's profit sharing plan in effect on the date hereof, if any, meets the minimum funding standards imposed for such plans for ERISA and no event which constitutes a "reportable" event as defined in subsections 1, 5, 6 or 7 of Section 4043(v) of the Pension Reform Act of 1974, has occurred to the date hereof with respect to such plan. Borrower is not and has not been a party to any multi-employer pension plan.

        3.7 FEDERAL RESERVE REGULATIONS. The Borrower represents and warrants that it is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan will or have been used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower will furnish on request to each Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U on such Bank's request.

        3.8 SENIOR DEBT. The Loan is Senior Debt as such term is defined in that certain Subordination Agreement dated December 15, 1993, among the Guarantor, Borrower, and the State of Alaska, attached as Exhibit 7 to the Settlement Agreement dated December 15, 1992, among the Guarantor, Borrower, and the State of Alaska.

        3.9 ADDITIONAL REPRESENTATIONS. Each of the representations and warranties set forth in the other Loan Documents is true and correct when made and will remain true during the term of this Agreement.


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SECTION 4.  CONDITIONS PRECEDENT

        4.1 CONDITIONS PRECEDENT TO THE LOAN. The obligation of the Bank to make the Loan herein is subject to the following conditions precedent that will be satisfied by delivering the following to the Bank in form and substance reasonably satisfactory to the Bank on or before the date the Loan is made:

                4.1.1 NOTE. The Note made to the order of the Bank in accordance with the provisions of Section 2;

                4.1.2 THE GUARANTY AND SECURITY DOCUMENTS; The executed Guaranty and Security Documents covering the Collateral;

                4.1.3 CORPORATE DOCUMENTS. Certified copies of articles of incorporation, bylaws and resolutions of the Borrower and the Guarantor authorizing the execution, delivery and performance of the respective Loan Documents to which they are parties;

                4.1.4 INCUMBENCY CERTIFICATES. Signed copies of certificates of the Borrower and the Guarantor which certify the names of the individuals authorized to sign the Loan Documents in their corporate capacity, together with specimen signatures of such individuals;

                4.1.5 ENVIRONMENTAL STATEMENT. The completed Environmental Risk Assessment Questionnaire and Disclosure of the Borrower (attached hereto as Exhibit G);

                4.1.6 REAL ESTATE DOCUMENTS. Standard forms of policy of mortgagee's title insurance, or commitments to issue title insurance, in the amount of $15,000,000 for the Real Property, showing the Bank in a first lien position on the Real Property, with such exceptions as may be approved by the Bank;

                4.1.7  INSURANCE.  Proof of the insurance required by Section
        5.09;

                4.1.8 OPINIONS OF COUNSEL. Opinions of the Borrower's and the Guarantor's counsel in the forms attached hereto as Exhibit H; and

                4.1.9 CONSTRUCTION LOAN AGREEMENT. The executed Construction Loan Agreement.

                4.1.10 PERMITS. Proof that all permits necessary for the construction of the Vacuum Unit and the operation of the Refinery have been obtained.

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

                4.1.11 CONSTRUCTION CONTRACT. Signed copies of a construction contract for the construction of the Vacuum Unit in form and substance acceptable to the Bank.

                4.1.12 INTERCREDITOR AGREEMENT. An intercreditor agreement in form and substance acceptable to the Bank subordinating the security interest created pursuant to the TCB Credit Agreement by that certain Deed of Trust, Security Agreement and Financing Statement from Borrower to TransAlaska Title Insurance Agency, Inc., as trustee, dated April 20, 1994 and recorded April 27, 1994, in Book 441, Page 848, Kenai Recording District, Third Judicial District, State of Alaska, in the Refinery and Real Property to the lien of the Bank pursuant to this Agreement.

                4.1.13 CERTIFICATION OF EMPLOYMENT. Certification of Employment satisfactory to the Bank in form attached hereto as
        Exhibit I.

        4.2 ADVANCES UNDER THE CONSTRUCTION LOAN AGREEMENT. Advances shall be made in accordance with and subject to satisfaction of the conditions set forth in Article III of the Construction Loan Agreement.


SECTION 5.  AFFIRMATIVE COVENANTS

        From the date of this Agreement and until such time as the Loan shall have been repaid in full:

        5.1 REPORTING REQUIREMENTS. The Borrower and the Guarantor, shall furnish to the Bank as applicable:

                5.1.1 As soon as available, and in any event within fifty (50) days after the close of each fiscal quarter, the following unaudited consolidated financial statements of the Guarantor and its Subsidiaries, prepared in accordance with G.A.A.P., subject to normal year end adjustments: (i) balance sheet as of the end of the quarter;
        (ii) a year-to-date statement of operations; and (iii) a certificate of compliance and nondefault in the form attached hereto as Exhibit J; all in reasonable detail and certified by an authorized officer of the Guarantor to be true and correct;

                5.1.2 As soon as available and in any event within one hundred five (105) days after the close of any fiscal year, (i) a copy of the audited annual consolidated financial statements of Guarantor and its Subsidiaries including a balance sheet, a statement of operations and retained earnings and a statement of cash flows, all in reasonable detail and acceptable to the Bank accompanied, by a report from an independent certified public accounting firm that such statements present fairly the financial condition and results of operations of the Guarantor and its Subsidiaries in accordance with G.A.A.P. applied on a consistent basis, and (ii) an operating and capital budget of the Borrower for such succeeding year and (iii) a report describing each litigation or administrative proceeding pending against the Borrower or the Guarantor at the close of the fiscal year where the amount involved therein is Five Hundred Thousand Dollars ($500,000) or more, in the case of the Borrower and One Million Five Hundred Thousand Dollars ($1,500,000) or more, in the case of the Guarantor and such litigation or proceeding is not covered by insurance, or where such litigation or administrative proceeding might materially adversely affect the Borrower's or the Guarantor's respective operations, financial condition or property;

                5.1.3 From time to time such other information respecting the financial condition and affairs of the Borrower and the Guarantor as the Bank may reasonably request.

        5.2 NOTICE OF DEFAULT. Immediately upon obtaining knowledge of the occurrence of any event which constitutes an Event of Default, or Incipient Event of Default, or both, the Borrower and the Guarantor shall give written notice thereof to the Bank, together with a detailed statement of the steps being taken by the Borrower and the Guarantor to cure any such Event of Default or Incipient Event of Default.

        5.3 SALE OF ASSETS. Borrower may sell the Collateral in the ordinary course of business. Borrower may sell the Collateral out of the ordinary course of business up to an aggregate of $100,000 in any fiscal year, in arm's length sales made in good faith for fair market value, and the Bank shall release all liens and security interests on such Collateral provided that, at the option of the Bank, all proceeds of such sale are applied to prepayment of the Loan. Borrower may trade in or exchange Collateral provided the acquired asset is added to the Collateral for the Loan where the acquired asset is at least equal in value to the Collateral traded or exchanged.

        5.4 EBITDA. Borrower shall maintain EBITDA in any calendar year, as determined at the end of each such calendar year, in an amount equal to or greater than the following:

                 Year Ending                                          Minimum
                 December 31                                          EBITDA
                 -----------                                          ------
                 1994                                               $15,000,000
                 1995                                               $20,000,000
                 1996                                               $20,000,000

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        5.5  CURRENT RATIO.  The Guarantor and its Subsidiaries shall maintain at all times a ratio of consolidated Current Assets over consolidated Current Liabilities of not less than 1.50 to 1.00.

        5.6 TANGIBLE NET WORTH. Guarantor and its Subsidiaries will maintain Tangible Net Worth in an amount not less than (i) for the calendar year ending December 31, 1994, $110,000,000.00, and (ii) for the calendar year beginning January 1, 1995, and for each calendar year thereafter, the sum of the amount calculated pursuant to this Subsection for the previous year plus 75% of the Guarantor's consolidated net income for such previous year; provided if at any time the Guarantor issues equity securities of any kind, such minimum amount of Tangible Net Worth shall be permanently increased by an amount equal to 75% of the net cash proceeds from the issuance of such equity securities, except that to the extent such proceeds are used as permitted in Subsection 5.04(d)(ii) of the TCB Credit Agreement, such amount shall not so increase the minimum Tangible Net Worth; and provided further, that such amount of minimum Tangible Net Worth shall be adjusted so as to remove the effect of any accounting adjustments that would otherwise result from the exercise of the MetLife Option pursuant to Subsection 5.04 (d)(ii) of the TCB Credit Agreement or from the retirement of the Subordinated Debentures and Exchange Notes, as defined in the TCB Credit Agreement, due to write-offs of original issue discount or deferred financing costs.

        5.7 MAINTENANCE OF EXISTENCE. The Borrower and the Guarantor shall preserve and keep in full force and effect their respective existences, shall maintain all material permits, rights and franchises, and shall comply with all laws, the failure to comply with which would have a materially adverse effect on the Borrower's or the Guarantor's operations, financial condition, property or business.

        5.8 PAYMENT OF TAXES. The Borrower shall duly pay and discharge all taxes, assessments and government charges against it or its properties prior to the date on which penalties attach thereto, unless and to the extent only that the same are contested in good faith by the Borrower and appropriate reserves are established with respect thereto.

        5.9 INSURANCE. Borrower shall maintain insurance with responsible companies acceptable to Bank with such endorsements as the Bank may require.

                (i) Workers' Compensation insurance in compliance with applicable state and federal law and including employers' liability coverage to a limit of $1,000,000 per occurrence.

                (ii) Comprehensive General Liability insurance including contractual liability insurance with limits of $1,000,000 combined single limit for bodily injury and property damage per occurrence, with a $250,000 self-insured retainage.

                (iii) Automotive Liability insurance covering all owned, hired and non-owned autos to a limit of $1,000,000 combined single limit per occurrence with a $500,000 self-insured retainage.

                (iv) Excess Liability and Pollution and Spill insurance with limits of $150,000,000 combined single limit of bodily injury and property damage per occurrence.

                (v) Physical Damage insurance covering "all risks" of direct physical loss or damage to owned property with limits of $15,000,000. The insured amount shall be the actual cash value of such property at the time of loss but in any event not less than the sum of the amount of Loan outstanding under this agreement.

        The Bank shall be named as loss payee and as additional insured, as its interest may appear. Insurance shall not be terminated except after at least thirty (30) days' prior written notice from the insurance company to the Bank. Such insurance coverage shall be subject to such reasonable deductibles as Borrower, with consent of the Bank, may elect. Borrower shall give thirty (30) days' prior written notice of (i) any material change; or (ii) the expiration of any policy, which is not renewed. The insurance in force as of this date is set forth on the attached Exhibit K.

        5.10 NOTICE OF LABOR DISPUTES. Borrower shall immediately notify the Bank in writing of the occurrence of any of the following events affecting any of Borrower's employees: any strike or work stoppage; filing with the NLRB of any unfair labor practices by any labor organization; receipt of a demand for recognition from any labor organization; or filing with the NLRB of any petition for election.

        5.11 INSPECTION. The Borrower and the Guarantor will permit the Bank at any reasonable time and during normal business hours from time to time to visit and inspect their properties, offices and facilities, and to examine their books of account and to discuss the affairs of the Borrower and Guarantor with their officers and directors.

        5.12 PROPERTIES IN GOOD CONDITION. The Borrower shall keep or cause to be kept its property in good repair, working order and condition and, from time to time, make or cause to be made repairs, renewals, replacements, additions and improvements thereto, as

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shall be necessary to conduct its business at all times in accordance with prudent business management.

        5.13 PAY INDEBTEDNESS TO THE BANK AND PERFORM OTHER COVENANTS. The Borrower shall make full and timely payment of the Loan. Each of the Borrower and the Guarantor shall duly comply with all the terms and covenants contained in each of the Loan Documents to which it is a party.

        5.14 USE OF LOAN PROCEEDS. The Loan proceeds will be used to finance the construction of the Vacuum Unit.

SECTION 6.  NEGATIVE COVENANTS

        From the date of this Agreement and until the Loan has been repaid in full, Borrower and, as to Section 6.2, the Guarantor, shall not, without the prior written consent of the Bank:

        6.1 ADDITIONAL INDEBTEDNESS. Create, incur, assume, suffer to exist or become committed for any Indebtedness other than: (i) Indebtedness pursuant to the Loan Documents; (ii) existing Indebtedness as set forth on the attached Exhibit L; (iii) accounts payable and other expenses and charges incurred in the ordinary course of business; (iv) subject to Section 6.2, Indebtedness secured by purchase money agreements as permitted by Section 6.3(vi); (v) Indebtedness under leases entered into in the ordinary course of business; (vi) trade creditor guarantees in the ordinary course of business; and (vii) indebtedness owed to affiliates of Borrower.

        6.2  CAPITAL EXPENDITURES.

        (i) Guarantor. Make or permit any of its subsidiaries to make capital expenditures for fixed or capital assets (excluding expenditures made (A) for the addition of the Vacuum Unit or (B) by Tesoro Exploration and Production Company or any other Subsidiary or wholly-owned partnership of Guarantor engaged in domestic exploration and production activities) during such calendar year for the Guarantor and its Subsidiaries on a consolidated basis in excess of the following amounts; provided, however, that the maximum amount of capital expenditures for any calendar year ending after December 31, 1994 shall be increased by an amount equal to the difference between the maximum capital expenditures from the

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prior calendar year less the actual capital expenditures for such prior calendar year:

                 Year Ending                              Maximum Capital
                 December 31                               Expenditures
                 -----------                               ------------
                 1994                                      $22,000,000
                 1995                                      $15,000,000
                 1996                                      $20,000,000
                 1997 and beyond                           No Limitations


        (ii) Borrower. Make capital expenditures for fixed or capital assets (excluding expenditures made for the addition of the Vacuum Unit) in any calendar year in excess of the following amounts; provided, however, that the maximum amount of capital expenditures for any calendar year ending after December 31, 1994 shall be increased by an amount equal to the difference between the maximum capital expenditures for the prior calendar year less the actual capital expenditures for such prior calendar year:

                 Year Ending                              Maximum Capital
                 December 31                               Expenditures
                 -----------                               ------------
                 1994                                       $ 8,000,000
                 1995                                       $ 6,000,000
                 1996                                       $10,000,000
                 1997 and beyond                            The greater of (i)
                                                            $10,000,000, or (ii) 50% of
                                                            EBITDA, less Debt Service.

        (iii) Additional Capital Expenditures. Notwithstanding the maximum capital expenditure amounts set forth in clauses (i) and (ii) above, the maximum amount of capital expenditures for the Guarantor and its Subsidiaries on a consolidated basis and for Borrower may be increased by a total of $10,000,000 in the aggregate spread, as Guarantor and Borrower may elect, among the calendar years of 1994, 1995, and 1996; provided that after giving effect to any such increased capital expenditures, there shall be no Event of Default or Incipient Event of Default.

        6.3 LIENS AND ENCUMBRANCES. Create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security interest of a conditional vendor) with respect to any of Borrower's properties or assets, or assign or otherwise convey any right to receive income, except: (i) liens existing on the date hereof as set out in Exhibit M; (ii) liens created in connection with this Agreement; (iii) liens in connection with worker's compensation, unemployment insurance or other social security obligations; (iv) mechanics', workers', materialmen's, carriers', repairmen's and other like liens arising in the ordinary course of business in respect of obligations which are not due or which are being contested in good faith; (v) liens for taxes not delinquent or being contested in good faith; (vi) liens and security interests securing the Indebtedness permitted under Section 6.1 above; (vii) purchase money security interests or other liens on property acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such mortgages, security interests, other liens, or liens or security interests existing on any such property at the time of acquisition, provided that no such mortgage or other lien shall extend to or cover any property other than the property being acquired; and (viii) any extensions, refundings, renewals, or replacements of any mortgage, deed of trust, pledge, lien, security interest, charge or encumbrance referred to in clause (ix) preceding, provided that the principal amount of obligations secured thereby is not increased from any amount to which such obligations have been reduced by payment or prepayment from time to time, and the lien thereof is not extended to cover other or different property of Borrower.

        6.4 LOAN, GUARANTY. Make any loans or advances to or guaranty the obligations of, any other Person, excluding advances to employees in the ordinary course of business.

        6.5 INVESTMENTS. Acquire investments in any other Person, except for investments in (i) obligations of the United States government; (ii) certificates of deposit, repurchase agreements and acceptances of the Bank, or any other banking institution having a combined capital and surplus of not less than $200,000,000; and (iii) commercial paper of issuers having a Moody's rating of P-1 or a Standard & Poor's rating of A-1.

        6.6 CHANGE OF OWNERSHIP. Merge or consolidate, effect or permit any change in its capital or ownership structure, or sell, lease or otherwise transfer all or substantially all of its assets.

        6.7 BUSINESS ACTIVITIES. Materially change the character of the business which it is contemplated will be conducted on the date of this Agreement, or engage in any type of business not reasonably related to its business as intended to be conducted on such date.

SECTION 7.  EVENTS OF DEFAULT

        7.1 EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default" as such term is used in this Agreement:

                7.1.1 The Borrower shall fail to make any payment of principal or interest on the Note within ten (10) days after such amount has become due.

                7.1.2 Any representation or warranty made by the Borrower or the Guarantor in any of the Loan Documents or in connection with the execution and delivery of the Loan Documents, or in any certificate or report furnished pursuant hereto shall prove to be incorrect in any material respect when made.

                7.1.3 The Borrower and the Guarantor shall fail to perform any other term, covenant or agreement contained in this Agreement, or any other Loan Document, and, except for the covenants contained in Section 5.2, if such failure can be remedied, such failure shall continue unremedied for thirty (30) days after written notice thereof shall have been given by the Bank to the Borrower and the Guarantor.

                7.1.4 The Borrower shall fail to pay all or any portion of any Indebtedness permitted by Section 6.1(iii) and (v) when due, whether by acceleration or otherwise, and such failure shall continue unremedied (and not be waived by the holder of such Indebtedness) for thirty (30) days after notice from the holder of such Indebtedness as specified in the agreement or instrument relating to such Indebtedness.

                7.1.5 The Borrower or Guarantor shall default in the performance of any obligation under any agreement (other than an agreement referred to in subsection 7.1.4 above) securing or evidencing any obligation of the Borrower or Guarantor for the payment of borrowed money, for the deferred purchase price of property or for the payment of rent under any lease, where such outstanding obligation exceeds $1,000,000, and such default shall allow for an acceleration of the Borrower's or Guarantor's obligation or a requirement of prepayment prior to the stated maturity of such obligation.

                7.1.6 The Borrower or Guarantor shall not pay, or shall admit in writing its inability to pay its debts as they mature or apply for, consent to or acquiesce in, the appointment of a trustee or receiver for the Borrower or Guarantor for any part of their property, or the Borrower or Guarantor shall authorize any such action; or in the absence of any such application, consent or acquiescence, a trustee or receiver shall be appointed for the Borrower or Guarantor or for a substantial part of their property and shall not be discharged within a period of sixty (60) days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law or any dissolution or liquidation proceeding shall be instituted against the Borrower or Guarantor and if instituted by or against them, shall be consented to or acquiesced in by them, or shall not be dismissed within a period of sixty (60) days or the Borrower's or Guarantor's respective boards of directors shall authorize any such action.

                7.1.7 Final judgment upon which execution may issue is entered against Borrower or Guarantor, which, together with other outstanding final judgments against Borrower or Guarantor, exceeds an aggregate of One Million Dollars ($1,000,0000) (in excess of insurance coverage thereof) and such judgment shall not be discharged or execution thereof stayed pending appeal within sixty (60) days after the entry thereof, or shall not be discharged within sixty (60) days after the expiration of such stay, or shall not be satisfied by Borrower or Guarantor.

                7.1.8 A default or event of default under any other Loan Documents.

        7.2 CONSEQUENCE OF DEFAULT. Upon the occurrence of an Event of Default under Section 7.1.6 the obligation of the Bank to make Advances shall be immediately terminated without notice and all amounts due and payable under the Note and this Agreement shall be immediately due and payable. If any other Event of Default or Incipient Event of Default shall occur and be continuing, the Bank may, by written notice to the Borrower terminate the obligations of the Bank to make Advances and/or in the case of an Event of Default, declare the Note and all other amounts due hereunder and under the other Loan Documents with accrued interest thereon to be immediately due and payable. Upon any such declaration having been made, the Note and all other amounts owing hereunder and under the Loan Documents shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantor. The obligations, from and after the occurrence of an Event of Default and upon written notice of default from the Bank, shall bear interest at the Default Rate from the date of the Event of Default. In addition to the foregoing, the Bank shall have all the remedies set forth in the Security Documents and the Guaranty, as well as all remedies otherwise available by law or in equity. The Bank may sue on the Note without taking recourse to its rights under the Security Documents, and either before or after a judicial foreclosure of the deed of trust encumbering the Real Property under AS 09.45.170-220.

SECTION 8.  ENVIRONMENTAL MATTERS.

        In addition to the other representations and warranties provided within this Agreement, Borrower and Guarantor represent and certify to the Bank and covenant and agree as provided below. For purposes of this Section, the terms "Pollutants", "Environmental Laws", "Environmental Claim" and "Property" shall have the meanings given to them in Section 8.10 herein.

        8.1 PRESENT KNOWLEDGE OR NOTICE OF HAZARDOUS SUBSTANCES, MATERIAL VIOLATIONS OF ENVIRONMENTAL LAWS, OR OF ANY MATERIAL ENVIRONMENTAL CLAIM. Except as disclosed in Exhibit G, the Borrower and Guarantor have no knowledge or notice of: (a) the presence of any Pollutants on the Real Property in Material violation of any Environmental Law; (b) any storage, generation, treatment, spills, releases, discharges or disposal of Pollutants that have occurred or are presently occurring on, under, within or in connection with the Real Property in Material violation of any Environmental Law; (c) any other Material violation now or in the past of any Environmental Law by the Borrower; (d) any other Material violation now or in the past by any other Person and for which violation the Borrower has liability; (e) any other Material violation now or in the past of any Environmental Law which activity or condition continues to affect the Real Property; or (f) any Material Environmental Claim regarding the Real Property.

        8.2 COMPLIANCE WITH ENVIRONMENTAL LAWS. So long as any portion of the Loan shall remain unpaid, Borrower, at its sole cost and expense, shall: (a) keep and maintain the Property in Material compliance with all Environmental Laws; and, (b) assure that all conditions and activities on or associated with the Property are in Material compliance with all Environmental Laws; including, but not limited to, all permits and authorizations issued or required thereunder.

        8.3 RELEASE OF THIRD PARTY LIABILITY. Borrower has not and will not release, compromise or waive any claim as to the liability of any party (other than the Bank) who may be potentially responsible for the presence of Pollutants on the Property. Borrower has not made, except as disclosed to the Bank, and will not, without the consent of the Bank, make promises of indemnification regarding Pollutants to other Persons other than to the Bank and to other lenders, and will furnish to the Bank a list of those upon request.

        8.4 NOTIFICATION TO THE BANK. Within five (5) days after receipt by Borrower or completion by Borrower of any notice, citation, report, lien, claim, threat, or other written or oral communication concerning any Material Environmental Claim with respect to Borrower or the Property, Borrower shall notify the Bank in writing of such communications, and shall provide the Bank with all pertinent documents.

        8.5 RIGHT OF ENTRY. In addition to all rights of entry contained in this Agreement, the Bank shall have the right to enter and inspect the condition of the Property at any time. If an Event of Default shall have occurred and shall have not been cured, but prior to foreclosure, then Bank may conduct at Borrower's expense such environmental inspection, testing, audit or other procedure as Bank deems necessary. Any entry, inspection, testing, audit or other procedure performed pursuant to this Section 8.5 shall be done at a time and in a manner so as not to unreasonably interfere with Borrower's use and possession of the Property or the operation of the Borrower's business.

        8.6 PERIODIC REPORTING. Borrower shall provide annual certifications to the Bank, signed by an authorized officer of Borrower, that Borrower is in full compliance with all terms of this Section 8 (Environmental Matters) and in Material compliance with all Environmental Laws.

        8.7 INDEMNIFICATION. Borrower and Guarantor shall indemnify, defend and hold the Bank harmless from and against any and all claims, demands, damages, losses, liens, liabilities, penalties, fines, clean-up, lawsuits and other proceedings and all costs and expenses, including punitive damages, attorneys' fees and disbursements, which accrue to or are incurred by the Bank, arising directly or indirectly from or out of, or which are in any way connected with: (a) any inaccuracy of any representation in this Section 8, (b) any activities or conditions on, under or within the Property occurring or existing before or during Borrower's ownership, possession or control of the same which directly or indirectly could or does result in the violation of an Environmental Law or Environment Claim , or (c) the existence of Pollutants on, under or within the Property during Borrower's ownership, possession or control of the same, or resulting in any way from Borrower's possession, use or control of the Property, or (d) any failure of Borrower, or the Property to comply with all Environmental Laws during Borrower's ownership, possession or control of the same or resulting in any way from Borrower's possession, use or control of the Property.

        8.8 CONTINUING OBLIGATION. The obligations of Borrower and Guarantor in this Section 8 are personal, unconditional and joint and several and shall supersede and not be limited by any limitations of liability provided for in any other document relating to the Loan, or otherwise. The representations, warranties and covenants set forth in this Section 8 (including, but not limited to, the indemnity in Section 8.7 above): (a) are separate and distinct obligations from the obligations under the Loan or other Loan Documents; (b) except for costs already incurred by the Bank prior to the date of foreclosure of a deed of trust, are not secured by the Security Documents securing the Borrower's obligations and shall not be discharged or satisfied by enforcement under the terms of this Agreement and the Loan Documents; and (c) shall continue in effect after and survive any and all transfers of the Property, including but not limited to, voluntary or involuntary transfers to the Bank or to third parties or to their successors or assigns, whether or not pursuant to judicial or non-judicial foreclosures or execution proceedings or any transfer in lieu of foreclosure, or any voluntary transfer by Borrower to a third party, whether or not with the consent of the Bank.

        8.9 LENDER OBLIGATIONS. Nothing contained in this Section 8 shall prevent or limit in any way the exercise by the Bank of any right enumerated in any Loan Document or provided by law, or obligate the Bank to take any action with respect to the Property or to take any action against any Person with respect to such substances, condition or activity.

        8.10    DEFINITIONS:

                8.10.1 "Pollutants" means any chemical, substance, material, or waste defined, classified, listed, designated, or otherwise considered, as hazardous, toxic or radioactive, or other similar term, by an applicable federal, state or local environmental statute, regulation, or ordinance presently in effect or that may be promulgated in the future, and as they may be amended from time to time, including but not limited to:

                 a. Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments of 1984, and the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C.
                      Section 6901 et. seq.

                 b. Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et. seq.

                 c. Federal Clean Air Act, 42 U.S.C. Sections 7401-7626. Federal Water Pollution Control Act, and Federal Clean Water Act of 1977, 33 U.S.C. Section 1257 et. seq.

                 d. Federal Insecticide, Fungicide, and Rodenticide Act, and Federal Pesticide Act of 1978, 7 U.S.C. Paragraph 13 et. seq.

                 e. Federal Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq.

                 f. Federal Safe Drinking Water Act, 42 U.S.C. Section 300 et. seq.

                 g.   Alaska Environmental Conservation Act, AS 46.03 et. seq.

                 h.   Alaska Oil Pollution Control Act, AS 46.04 et. seq.

                 i.   Alaska Oil and Hazardous Substance Release Act, AS
                      46.08 et. seq.

                 j.   Alaska Hazardous Substance Release Control Act, AS
                      6.09 et. seq.

                 k.   Pipeline Safety Act, 49 U.S.C. Section 1671 et. seq.

                 l. Petroleum, petroleum products (including gasoline, diesel fuel, heating oil and lubricating oils or sludge), solvent, paint, paint waste and similar items.

                 m.   A "regulated substance" as defined in 42 U.S.C. 6991.

                 n.   Laws and regulations relating to asbestos.

                 o.   Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et. seq.

                8.10.2 "Property" means all real or personal property, connected with the Refinery which is or was owned, leased or operated, in whole or in part, by Borrower.

                8.10.3 "Environmental Law" and "Environmental Laws" as used in this Section 8 of the Agreement includes, but is not limited to, all laws, statutes, codes, ordinances, regulations or similar requirements, whether codified or under the common law, relating to Pollutants, including but not limited to all terms conditions, limitations and other requirements contained in any permit or authorization issued pursuant thereto.

                8.10.4 "Environmental Claim" means: (a) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable Environmental Law; and (b) any and all claims made or threatened against Borrower or the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from Pollutants, or the threat of the release of Pollutants.

                8.10.5 "Material" means any action, condition, or circumstance in which the potential damage, expense, or liability would materially adversely affect the Guarantor and its Subsidiaries taken as a whole.

SECTION 9.  NON-RELIANCE ON THE BANK'S ENVIRONMENTAL AUDIT.

        As part of the Bank's overall review of the Loan, the Bank has reviewed certain documents, reports and other materials relating to the environmental risks and hazardous substances associated with the Real Property. These actions were undertaken solely for the Bank's internal review, and cannot be relied upon by the Borrower, the Guarantor, or anyone else for any purpose, including, but not limited to, the use as evidence that the Bank, or any of its officers, employees, agents, consultants or attorneys believe there are or are not any violations or potential violations of Environmental Laws.

SECTION 10.  MISCELLANEOUS PROVISIONS

        10.1 MODIFICATIONS, CONSENTS AND WAIVERS. No failure or delay on the part of the Bank in exercising any power or right hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or future exercise thereof or the exercise of any other right or power. No amendment, modification or waiver of any provisions of this Agreement, the Note, or the Loan Documents, nor consent to any departure by the Borrower or the Guarantor therefrom shall in any event be effective unless the same shall be in writing and consented to by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Except as otherwise provided in any Loan Document, no notice to or demand on the Borrower and the Guarantor in any case shall entitle the Borrower and the Guarantor to any other or further notice or demand in similar or other circumstances.

        10.2 LIEN, SETOFF BY THE BANK. During the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower and the Guarantor, to set off, appropriate and apply any deposits or other indebtedness against the Loan, whether now existing or hereafter arising.

        10.3 ADDRESSES FOR NOTICES. All communications and notices provided hereunder shall be in writing and mailed by registered or certified first-class U.S. mail, or delivered personally or by facsimile to the Borrower, the Guarantor, and the Bank at their respective addresses set forth on Exhibit "N" or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this paragraph. All such communications and notices shall be effective upon receipt. Notice delivered by facsimile shall be immediately mailed to the appropriate address.

        10.4 COSTS AND EXPENSES. The Borrower agrees to pay all costs and expenses incurred by the Bank, including reasonable attorneys' fees, in connection with the preparation, execution and delivery of this Agreement, and the other Loan Documents, and the costs and expenses, if any, in connection with the enforcement of this Agreement and the other Loan Documents.

        10.5 RULE OF CONSTRUCTION. All parties to this Agreement have been represented by separate counsel, or have been afforded the opportunity thereof, and all terms and conditions herein have been negotiated at arms' length. Given the above and the consideration provided within this document, the rule of strict construction, which construes the document against the drafter, is waived in its entirety by all parties and shall not apply. Hartig, Rhodes, Norman, Mahoney & Edwards, P.C., has represented only the Bank in this transaction.

        10.6 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantor, and the Bank, and its participants and their respective successors and assigns, except that the Borrower and Guarantor may not assign or transfer their rights hereunder without the Bank's prior written consent.

        10.7 ENTIRE AGREEMENT. This Agreement and the other Loan Documents set forth the entire agreement between the parties relating to the Loan, supersedes all prior communications and understandings of any nature and may not be supplemented or altered orally. In the event of a conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.

        10.8 GOVERNING LAW. This Agreement and the other Loan Documents shall be deemed to be contracts under the laws of the State of Alaska and for all purposes shall be construed in accordance with and governed by the laws of said State. Borrower and the Guarantor hereby agree to submit to the jurisdiction of the Superior Court of the State of Alaska at Anchorage, Alaska.

        10.9 HEADINGS. Article and section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

        10.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed by the parties hereto individually or in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Agreement.

        Executed as of the date first above written.

                                         BORROWER:

                                         TESORO ALASKA PETROLEUM COMPANY


                                         By: /s/ WILLIAM T. VAN KLEEF
                                            -----------------------------
                                            William T. Van Kleef
                                            Its: Vice President and Treasurer


                                         GUARANTOR:

                                         TESORO PETROLEUM CORPORATION


                                         By: /s/ WILLIAM T. VAN KLEEF
                                            -----------------------------
                                            William T. Van Kleef
                                            Its: Vice President, Treasurer


                                         BANK:

                                         NATIONAL BANK OF ALASKA


                                         By: /s/ JAMES L. CLOUD
                                            -----------------------------
                                            James L. Cloud,
                                            Its Vice President